Exhibit 10.(iii)(A)(4)


                               7-ELEVEN, INC.


                               March 7, 2000



Clark J. Matthews, II
7005 Stefani
Dallas, Texas  75225

Dear Clark:

This letter (the "Agreement") sets forth the terms and conditions under which 7-Eleven, Inc. ("7-Eleven" or the "Company") will provide you with certain enhanced benefits upon your retirement from the Company:

1. Your service as an officer and employee of 7-Eleven, and as an officer or director of any subsidiaries or affiliates of 7-Eleven, shall end as of April 30, 2000 (the "Retirement Date"). You have been nominated for reelection to the Company's Board of Directors on or about April 26, 2000. If you are reelected to the Board of Directors, you will not be entitled to any director's fees for your service on the Board or any committee thereof; however, you will be reimbursed for any reasonable travel and related expenses associated with such service.

2. On or before May 15, 2000, 7-Eleven shall pay you the total sum of $3,657,037 (the "Retirement Grant"), as well as certain other benefits outlined in this Agreement. The terms of payment and the various components of the Retirement Grant are specifically delineated in the document attached hereto as Exhibit
A. The Retirement Grant, and many of the other benefits outlined in this Agreement, represent benefits in excess of what you are otherwise entitled to receive upon your retirement from the Company, and shall, therefore, constitute good and valuable consideration for the release of any and all claims that you might have by virtue of such retirement (for purposes of this Agreement, the term "Retirement" shall refer to your employment with, and retirement from, 7-Eleven). The Retirement Grant (and any other benefits under this Agreement) shall be subject to such deductions as may be required by law.





                                    Tab 4

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3.      Your active employment with the Company shall continue
between now and the Retirement Date (the "Transition Period"). During the Transition Period, you will continue to carry out your current duties as president and chief executive officer. During the Transition Period, you shall be paid your current base salary and you shall remain eligible to participate in 7-Eleven's benefit plans as an active employee. As with other agreements involving departing Company executives, the Transition Period is an essential part of this Agreement. Therefore, if you should
(i) voluntarily resign from 7-Eleven prior to the Retirement Date, (ii) be separated from employment with 7-Eleven for gross misconduct or willful refusal to perform your job duties, or
(iii) refuse to cooperate reasonably in effectuating an orderly transition between now and the Retirement Date, no benefits shall be available to you under this Agreement. In addition, notwithstanding any other provision of this Agreement, if your employment should end by reason of your death between now and the Retirement Date, you shall be eligible for any and all benefits that are generally provided to similarly situated employees pursuant to 7-Eleven's policies and practices (including, without limitation, the Pre-Retirement Salary Continuation Benefit under the Executive Protection Plan), but no benefits shall be payable to your heirs or beneficiaries by virtue of this Agreement.

4. By signing below, you agree that between the Retirement Date and the date you cease to receive any benefit under this Agreement, you shall cooperate with the Company, upon the Company's reasonable request (and only to the extent that such cooperation does not interfere with your other business and personal obligations), if your assistance should be needed in connection with (i) any legal matters in which the Company is, or may become, involved, or (ii) the transfer of knowledge or information regarding operational or other issues with which you were involved during your employment. Such cooperation is an integral part of this Agreement, and you shall not be entitled to any further compensation for such cooperation; however, the Company will reimburse any reasonable expenses you may incur in connection with such cooperation.

5. With respect to the annual performance incentive ("API") for 2000 and 2001, your entitlement to API payments for those years is specifically and completely described in Exhibit A attached hereto. You shall not be eligible for any API corresponding to any years subsequent to 2001.

6. With respect to the Executive Protection Plan ("EPP"), if you had chosen to retire as of April 30, 2000, you would have been entitled to post-retirement salary continuation and post-retirement life insurance benefits at a 90 percent level, based on your age (at retirement) of 63, and based on your total compensation in 1997. As part of this Agreement, however, you shall be provided the benefits listed in (i) and (ii), below, which are at the 100 percent level (in other words, as if you had retired at age 65), and based on your compensation for 1999.
Your entitlement to pre-retirement salary continuation benefits under the EPP shall be controlled by the EPP plan document.

(i). a payment that is equivalent to the net present value of the total of ten annual installments of $119,194, which is what you would have received under the EPP Post-Retirement Salary Continuation benefit if you retired at age 65 and based the calculation on your 1999 compensation. The details of this payment are set forth in Exhibit A attached hereto; and,

(ii). an assignment of post-retirement life insurance benefits comparable to the benefit that would have been provided under the EPP if you had retired under the EPP at age 65, and based the calculation on your 1999 compensation, such assignment to be made during May 2000. Under this benefit, 7-Eleven shall pay your designated beneficiaries a post-retirement life insurance benefit of $1,604,250.00 upon your death, provided your death occurs after April 30, 2000.

7. 7-Eleven previously completed an additional assignment of life insurance to you under the EPP in the amount of $822,000.00. This assignment was made from a portion of a policy owned by the Company, said policy being more particularly described as Manufacturers Life Insurance Co. Policy No. 5816436-9, in the face amount of $3,000,000. The portion of this policy that was not assigned to you remains the property of 7-Eleven, and you shall retain the benefit of the previously assigned $822,000 portion of that policy.

8. Beginning as of May 1, 2000, you and your eligible dependents shall receive retiree medical and dental coverage under the 7-Eleven, Inc. Comprehensive Welfare Benefits Plan (the "Benefits Plan"), subject to (i) your timely payment of all applicable monthly retiree medical and dental premiums to 7-Eleven's Group Insurance Department; and (ii) the terms and conditions contained in the applicable plan document. In order to receive this coverage, you must remit payment of premiums for this coverage in the same manner as other covered retirees and their dependents, and your premiums for this coverage will be the same amount as other 7-Eleven retirees with equivalent coverage. As indicated in Exhibit A, as a part of the Retirement Grant, 7-Eleven will make a single payment to you, the amount of which will be approximately equal to the cost of retiree medical and dental coverage for you and your covered dependents through April 30, 2004, less an amount equal to the premiums that would be charged to an active employee of 7-Eleven for comparable coverage over the same time period.

9.      Your entitlement to any benefits under the 1995 Stock
Incentive Plan shall be governed by the terms of the plan document and any applicable award agreements; provided, however, that your Retirement shall be deemed to be as a result of Early
Retirement, as that term is defined in the plan document.

10. You shall remain covered under the Company's directors and officers liability coverage for acts and omissions that occurred on or prior to the Retirement Date, and for so long as you continue to serve on the Company's Board of Directors, but only to the same extent, and subject to the same deductibles, as other officers and directors of the Company.

11. You shall not be permitted to make any deferrals to the 7-Eleven, Inc. Employees' Savings and Profit Sharing Plan (the "Profit Sharing Plan") after the Retirement Date. Your other rights pertaining to the Profit Sharing Plan shall be governed by the terms of the plan document.

12. You shall be permitted to retain ownership of a life insurance policy previously obtained for your benefit by 7-Eleven, said policy being more particularly described as Transamerica Life Companies Policy No. 5812034-6, in the face amount of $1,050,000.

13. Your coverage under the 7-Eleven, Inc. Basic Life Plan (the "Life Plan") shall cease as of the Retirement Date. Within 31 days after the Retirement Date, you shall have the option to convert your coverage under the Life Plan to an individual policy, on such terms as may be prescribed by 7-Eleven's Group Insurance Department.

14. Your coverage under any and all employee-paid life insurance programs, including optional term life insurance and accidental death and dismemberment insurance, shall cease as of the Retirement Date. You may convert any employee-paid life insurance you may have to individual policies within 31 days after the Retirement Date, on such terms as may be prescribed by the respective insurance companies.

15. The Retirement Grant is intended to include any separation pay you might have been entitled to under the 7-Eleven, Inc. Separation Pay Plan, and 7-Eleven shall not be otherwise obligated to provide you any separation pay (other than the retirement benefits referenced in this Agreement).

16.     Your coverage under the 7-Eleven, Inc. Executive Physical
Plan shall continue through April 30, 2004.

17. Your coverage, and your entitlement to any benefits, under the short- and long-term disability components of the Benefits
Plan, as well as your entitlement to any other benefits not specifically mentioned in this Agreement, shall cease as of the Retirement Date.

18. After the Retirement Date and until April 30, 2003, 7-Eleven will provide you with, at 7-Eleven's expense, office space, secretarial assistance, and access to and use of appropriate office equipment in the Cityplace Center East, or at another location of the Company's choice. As with all occupants of Cityplace Center East, your continued occupancy of an office in the facility will be conditioned upon your compliance with all of the facilities' rules, City ordinances, and any other applicable laws.

19. On or before the Retirement Date, you shall (i) return to 7-Eleven any items in your possession that are owned by 7-Eleven and (ii) repay to 7-Eleven any outstanding balance in your account entitled "Employee Receivables." With regard to the computer you currently use at your home, you may retain possession of it until April 30, 2003, at which time you will be given the option of returning or purchasing that computer at its then-current book value.

20. You covenant that as of your execution of this Agreement, you have neither filed nor authorized another person or entity to file on your behalf any administrative actions, claims, or lawsuits of any type with respect to the Retirement or otherwise. In addition, from the date of execution of this Agreement forward, you shall not institute any actions or lawsuits, or otherwise assert or attempt to assert any claim against 7-Eleven or any of its present and former officers, directors, employees, agents, representatives, and any and all of its subsidiaries, affiliates, successors, predecessors, benefit plans and all of its present and former stockholders (collectively, the "Released Parties"), including but not limited to administrative claims of any sort, with respect to any matter relating to the Retirement. Moreover, you shall not authorize the bringing of any such action on your behalf by any person, agency, organization, or other entity. If you should breach this provision by filing a claim or lawsuit in which you assert that the release contained in this Agreement is invalid, you agree that you shall be immediately obligated to repay to 7-Eleven all the consideration previously paid to you by 7-Eleven in connection with the Agreement, and 7-Eleven shall be permitted to discontinue any benefits contemplated under this Agreement that have not been paid as of the time such a claim or lawsuit is filed. If any other person or entity should file a claim or lawsuit on your behalf or in your name (despite your agreement that you shall not authorize such a claim or lawsuit to be filed), this Agreement shall constitute a complete bar to any recovery in connection with the assertion of such a claim or lawsuit.

21. You, for yourself, your heirs, and assigns, and any person claiming by, through, or under you, unconditionally release the Released Parties from any existing claims or liabilities of any kind whatsoever, known or unknown, fixed or contingent, that you, your heirs, assigns or administrators may have or may have had, including all matters that could have been alleged in any suit, charge, or claim related in any way to the Retirement. This release includes but is not limited to claims arising under federal, state, or local laws, ordinances, and/or regulations prohibiting employment discrimination (for example, discrimination based on age, sex, race, color, national origin, religion, or disability), including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), or claims arising out of any other legal restrictions on 7-Eleven's right to control the terms, conditions, privileges, and/or duration of 7-Eleven's employment relationships. Notwithstanding any other provision of this Agreement, you shall not be required to waive any rights or claims that may arise under the ADEA after the date this Agreement is executed.

22. By signing this Agreement below, you indicate (i) your concurrence with 7-Eleven that the enhanced retirement benefit package contained in this Agreement is the product of negotiation between you and 7-Eleven, and does not constitute an "exit incentive or other employment termination program offered to a group or class of employees" within the meaning of federal law and (ii) your understanding that 7-Eleven is relying upon your concurrence on this issue in providing you the enhanced retirement benefit package. Further, you agree that at no time will you, or anyone authorized by you, contend in a charge, lawsuit, or other proceeding that the enhanced retirement benefit package is an "exit incentive or other employment termination program offered to a group or class of employees." If, despite your agreement to the contrary, you contend in a charge, lawsuit, or other proceeding that the enhanced retirement benefit package is an "exit incentive or other employment termination program offered to a group or class of employees," 7-Eleven shall have the right to immediately terminate any further unpaid benefits or payments under the Agreement and to recover from you any benefits under the enhanced retirement benefit package already provided to you.

23. You acknowledge that the nature of your employment with the Company has, of necessity, involved the creation, transmittal, handling of, and access to confidential information of a secret or proprietary nature (collectively, "Proprietary Information"). You acknowledge and agree that all items of such Proprietary Information are valuable, special, and unique assets, the disclosure or use of which may cause substantial injury and loss of profits and goodwill to the Company. You agree that you will not, either directly or indirectly, use, disclose, or disseminate to any person or other entity any such Proprietary Information.

24. You acknowledge that the information and experience you have acquired during the course of your employment may enable you, even inadvertently, to injure the Company if you should engage in any business that is competitive with the business conducted by the Company. You agree that from now until April 30, 2004, unless you obtain prior written permission from 7-Eleven's then-president and chief executive officer, you shall not, directly or indirectly, provide consulting, management, or advisory services to any entity, or operational unit of any entity, that owns, operates, or franchises convenience stores or "g" stores (collectively, "Competing Businesses"). The restriction shall apply only with respect to entities that operate Competing Businesses in any of those counties of the United States and any of those cities and towns in Canada in which 7-Eleven, its franchisees, or its licensees operate convenience stores. In addition, from now until April 30, 2004, you shall not, directly or indirectly (through a professional search firm, human resources department, or otherwise) induce, encourage, or otherwise recruit any 7-Eleven employee to accept employment at any company or other entity.

25. You expressly covenant and warrant that neither you nor others acting at your behest will disclose the contents of this Agreement or the substance of any inducements to enter into this Agreement including, but not limited to, the nature or amount of the benefits afforded to you by this Agreement, unless compelled to do so by law. 7-Eleven recognizes that you may, without breaching the Agreement, disclose the terms of this Agreement to members of your immediate family, your attorney, and your accountant or tax adviser, subject to your agreement first to caution such persons about this confidentiality provision. This confidentiality provision is an essential aspect of the consideration for 7-Eleven's entering into this Agreement, however, the parties also acknowledge that some disclosure of the terms of this Agreement may be legally required as a part of the regular public reporting obligations of the Company. Nothing in this paragraph is intended to limit either parties' ability or obligation to comply with those laws and regulations.

26. You shall refrain from making any derogatory or harmful public statements of any kind about the Company.

27. You agree that if you breach any obligation contained in paragraphs 4, 19, 20, 21, 22, 23, 24, 25, or 26 7-Eleven shall have the right to withhold permanently any benefits that, at the time of such breach, remain unpaid.

28. In the event you shall bring an action, claim, or suit against 7-Eleven that is covered by the release provisions of this Agreement, and 7-Eleven is the prevailing party in such action, claim or suit, then you shall pay to 7-Eleven any costs or expenses (including attorney fees and court costs) incurred by 7-Eleven in connection with such action, claim or suit.

29. You further covenant and warrant that you have not assigned or transferred to any person any portion of any claims that are waived, released and/or discharged in this Agreement.

30. The furnishing of the Retirement Grant and the other benefits under this Agreement shall not be deemed or construed at any time or for any purpose to be an admission of liability by 7-Eleven. 7-Eleven expressly denies any liability related to the Retirement.

31. This Agreement contains all of the agreements and understandings between 7-Eleven and you, and supersedes any prior negotiations or proposed agreements, written or oral. 7-Eleven and you acknowledge that no other party, directly or through an agent, has made any promises, representations or warranties whatsoever, express or implied, not contained in this Agreement, to induce the execution of this Agreement. This document may be amended only by a subsequent written document signed by 7-Eleven's then-president and chief executive officer and you.

32. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either you or 7-Eleven.

33. Should any provision of this Agreement be declared or be determined by any court to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in place of each such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

34. BY SIGNING THIS AGREEMENT BELOW, YOU EXPRESSLY COVENANT AND WARRANT THAT YOU PERSONALLY HAVE READ THIS AGREEMENT, THAT YOU HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT, THAT 7-ELEVEN HAS GIVEN YOU THE OPTION OF CONSIDERING THIS AGREEMENT, PRIOR TO YOUR EXECUTING IT, FOR A PERIOD OF AT LEAST 21 DAYS, AND THAT YOU FULLY UNDERSTAND ITS CONTENTS. FURTHER, YOU ACKNOWLEDGE THAT YOU HAVE FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT.

35. IN ACCORDANCE WITH THE REVOCATION PERIOD ADEA, YOU SHALL BE ALLOWED A SEVEN-DAY PERIOD FOLLOWING THE DATE OF YOUR SIGNATURE TO REVOKE THIS AGREEMENT (THE "REVOCATION PERIOD"). THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE BY EITHER 7-ELEVEN OR YOU UNTIL THE FIRST BUSINESS DAY FOLLOWING THE EXPIRATION OF THE. IF YOU WISH TO REVOKE THIS AGREEMENT, YOU MUST DELIVER A WRITTEN STATEMENT OF REVOCATION TO BUCK SMITH IN 7-ELEVEN'S LEGAL DEPARTMENT BEFORE THE REVOCATION PERIOD EXPIRES.

36. The Parties shall each bear their own costs and attorney fees associated with the negotiation and preparation of this Agreement, as well as the costs and fees associated with representation sought and received in this matter.

If you are in accord with the terms of this Agreement, please sign in the space indicated below and return the enclosed copy of the Agreement to me.

                          Sincerely,



                          James W. Keyes
                          Executive Vice President
                          and Chief Operating Officer


ACCEPTED AND AGREED TO:


---------------------------------
Clark J. Matthews, II


---------------------------------
Date

                                     EXHIBIT A

                               RETIREMENT GRANT SUMMARY
                                CLARK J. MATTHEWS, II


The $3,657,037 Retirement Grant referenced in paragraph 1 of the Agreement to which this Exhibit is attached (the "Agreement") shall be paid in a lump sum on or before May 15, 2000, and is comprised of the following components:


1. RETIREMENT PAY:                                            $1,648,732
   This amount is equivalent to the present value of four (4) years of Mr. Matthews' base salary ($490,000 per year), discounted at a rate of 8.75%.

2. API FOR 2000, 2001:                                          $527,790
This amount is equivalent to the present value of payments of 100%
of Mr. Matthews' API bonus potential for the years 2000 and 2001
($294,000 for each year), discounted at a rate of 8.75%.

3. CAR ALLOWANCE:                                                $48,000
This amount is equivalent to four (4) years of Mr. Matthews' executive car allowance paid through April 30, 2004 ($1,000 per month).

4. SPECIAL BONUS:                                               $526,047
This amount is being paid in recognition of Mr. Matthews 34 years of service to the Company.

5. EPP POST-RETIREMENT SALARY CONTINUATION BENEFIT:             $841,112
This amount is equivalent to the present value of the Post-Retirement Salary Continuation Benefit portion of the Executive Protection Plan ("EPP") benefits to which Mr. Matthews is entitled under the terms of the Agreement ($1,191,940, paid in 10 annual installments of $119,194), discounted at a rate of 8.75%.

6. VACATION PAY:                                                 $62,192
This amount is equivalent to the value of Mr. Matthews' remaining vacation time as of March 17, 2000. This amount will be reduced to reflect any additional vacation time taken prior to April 30, 2000.

7. RETIREE MEDICAL:                                              $3,164
This amount is approximately equal to the present value of the difference between active employee rates and retiree rates for the type of medical coverage currently selected by Mr. Matthews, calculated through April 30, 2004, and discounted at a rate of 8.75%.

 TOTAL RETIREMENT GRANT                                      $3,657,037